UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2003

Aviall, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12380	65-0433083
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2750 Regent Boulevard DFW Airport, Texas	75261
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 586-1000

Not Applicable

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

On June 13, 2003, Aviall, Inc. (the “Company”) announced that it intends to make, subject to market and other conditions, an offering of senior notes (“Senior Notes”). The Company expects the net proceeds from the offering to be approximately $192.5 million. If the offering is consummated, the Company will use approximately $84.3 million of the net proceeds to redeem the entire principal amount of Aviall Services’ outstanding 14% Senior Notes due 2007 (the “14% Notes”) and approximately $108.2 million to reduce outstanding indebtedness under Aviall Services’ senior secured revolving credit facility (the “Credit Facility”). Concurrently with, and as a condition to, the sale of the Senior Notes, the Company will enter into an amendment to the Credit Facility to permit it to issue the Senior Notes, to redeem the 14% Notes, to pay dividends from the Company’s direct and indirect subsidiaries to the Company to service the interest and principal on the Senior Notes and to modify certain covenants to reflect, among other items, the issuance of the Senior Notes.

The offering of the Senior Notes, the redemption of the 14% Notes, the reduction of the outstanding balance under the Credit Facility and the amendment to the Credit Facility are referred to herein collectively as the “Refinancing”. The Company believes that the consummation of the Refinancing will strengthen the Company’s capital structure and enhance its ability to pursue its business strategy.

In connection with the Company’s private placement of the Senior Notes, the Company provided the following information to potential investors.

Except as otherwise required by the context, references to “the Company,” “we,” “us,” or “our” refer to the combined business of the Company and all of its subsidiaries; references to “Aviall” refer to Aviall, Inc.; and references to “Aviall Services” and “ILS” refer to Aviall Services, Inc. and Inventory Locator Service, LLC, respectively, each of which is a direct or indirect wholly-owned subsidiary of Aviall.

Summary Consolidated Financial Data

You should read the following data in conjunction with our audited and unaudited consolidated financial statements and the accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports filed with the Securities Exchange Commission. The summary data as of and for each of the three years in the period ended December 31, 2002 is derived from our audited consolidated financial statements. The summary data as of and for each of the three month periods ended March 31, 2002 and 2003, and for the twelve month period ended March 31, 2003, is derived from our audited and unaudited consolidated financial statements for such periods which, in the opinion of management, include all adjustments, consisting solely of normal recurring adjustments, necessary to present fairly the financial results for such periods. The results of operations for the twelve months ended March 31, 2003 is presented to reflect our most recent twelve months of actual results under our Rolls-Royce Model T56, or RR T56, contract. The results of operations for the three months and twelve months ended March 31, 2003 may not be indicative of the results to be expected for the year ended December 31, 2003.

	Year Ended December 31,						Three Months Ended March 31,				Twelve Months Ended March 31, 2003
	2000		2001		2002		2002		2003
	(dollars in thousands)
Selected Operating Data:
Net sales(1)	$485,920		$506,160		$803,293		$167,603		$251,490		$887,180
Cost of sales(2)	377,379		398,821		646,477		130,511		209,150		725,116

Gross profit	108,541		107,339		156,816		37,092		42,340		162,064
Selling and administrative expenses(3)	82,042		87,729		95,412		24,082		25,243		96,573
Unusual (gain) loss(4)	—		2,810		(1,024)		—		—		(1,024)

Operating income	26,499		16,800		62,428		13,010		17,097		66,515
Loss on extinguishment of debt(5)	—		1,608		—		—		—		—
Interest expense	8,407		10,291		22,578		5,590		5,863		22,851

Earnings from continuing operations before taxes	18,092		4,901		39,850		7,420		11,234		43,664
Provision for income taxes(6)(7)	7,526		2,464		13,199		2,894		4,064		14,369

Earnings from continuing operations	10,566		2,437		26,651		4,526		7,170		29,295
Earnings from discontinued operations(8)	1,062		322		3,026		—		—		3,026

Net earnings	$11,628		$2,759		$29,677		$4,526		$7,170		$32,321

Balance Sheet (at end of period):
Cash and cash equivalents	$4,865		$2,526		$4,997		$4,764		$4,302
Working capital(9)	136,354		258,429		316,682		273,505		329,726
Inventory	134,156		241,635		348,027		250,836		327,069
Total assets	395,451		533,229		652,464		577,474		631,238
Total debt	90,422		200,854		221,407		198,802		219,854
Convertible redeemable preferred stock	—		40,161		44,370		41,174		45,478
Shareholders’ equity	191,674		194,842		228,602		209,468		234,821
Other Financial Data:
Net cash provided by (used for):
Operating activities	$(7,612)		$(81,103)		$(37,084)		$(4,057)		$30,418		$(2,609)
Investment activities	(16,581)		(37,008)		(17,137)		(2,604)		(1,365)		(15,898)
Financing activities	27,673		115,772		56,692		8,899		(29,748)		18,045
EBITDA(10)	35,052		27,455		75,325		16,462		20,546		79,409
Capital expenditures(11)	10,961		21,178		6,867		992		1,365		7,240
Purchase of distribution rights	5,645		24,889		10,398		1,732		—		8,666
Ratio of earnings to fixed charges(12)	2.6	x	1.3	x	2.2	x	1.9	x	2.3	x	2.3	x
Pro Forma Data(13):
Interest expense											$22,309
Total debt (at end of period)											239,777
Ratio of EBITDA to interest expense											3.6	x
Ratio of total debt to EBITDA											3.0	x

(1)	Net sales for 2002, the three months ended March 31, 2002 and the twelve months ended March 31, 2003 do not include approximately $74 million, $40 million and $34 million, respectively, of RR T56 sales, valued at our contractual prices, made directly by Rolls-Royce Corporation to the U.S. military during the RR T56 transition period, which ended in June 2002.
(2)	In 2001, cost of sales included a $7.0 million inventory and intangible write-down resulting from the downturn in the aerospace industry. This write-down was reclassified to cost of sales from selling and administrative expenses to conform to the 2002 presentation.
(3)	In 2001, we expensed $1.4 million, which was included in selling and administrative expenses, related to the relocation of our Dallas-Fort Worth Airport facility.
(4)	The unusual gain in 2002 and the twelve months ended March 31, 2003 resulted from the reversal of environmental reserves related to previously owned businesses that do not qualify as discontinued operations. The unusual loss in 2001 consists of write-downs of unfavorable leases and doubtful accounts related to the downturn in the economy in 2001 and costs related to our new capital structure.
(5)	The loss on extinguishment of debt in 2001 resulted from the write-off of unamortized financing costs in connection with refinancing our former credit facility. This loss was reclassified from an extraordinary item to earnings from continuing operations before taxes to conform to FAS 145.
(6)	In 2002 and the twelve months ended March 31, 2003, our tax expense was net of a $0.8 million release of state net operating loss valuation allowances determined to be realizable.
(7)	Our cash payments for taxes are substantially lower than reported tax expense due to our use of net operating loss carryforwards, which are not expected to be fully utilized for several years.
(8)	In January 1996, we exited certain businesses and reported these businesses as discontinued operations. The earnings from discontinued operations resulted from changes in estimates for certain retained liabilities.
(9)	Working capital is calculated as current assets less cash minus current liabilities less current portion of long term debt and credit facility.
(10)	EBITDA represents earnings from continuing operations before depreciation, amortization, interest and related expense and tax expense. In 2001, interest and related expense includes the write-off of unamortized financing costs in connection with refinancing our former credit facility. In no event should EBITDA be considered as an alternative to net earnings or any other GAAP measure as an indicator of our performance, nor should EBITDA be considered as an alternative to cash flows provided by operating activities as an indicator of cash flows or a measure of liquidity. We believe that EBITDA is a useful measure, along with other measurements under GAAP, in evaluating our financial performance and our ability to service our debt and is a conventionally used financial indicator. In addition, management uses EBITDA as a financial measure to evaluate our operating performance. The following table reconciles earnings from continuing operations to EBITDA for the periods presented.

	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31, 2003
	2000	2001	2002	2002	2003
	(dollars in thousands)
Earnings from continuing operations	$10,566	$2,437	$26,651	$4,526	$7,170	$29,295
Plus:
Income tax expense	7,526	2,464	13,199	2,894	4,064	14,369
Interest and related expense	8,407	11,899	22,578	5,590	5,863	22,851
Depreciation and amortization expense	8,553	10,655	12,897	3,452	3,449	12,894

EBITDA	$35,052	$27,455	$75,325	$16,462	$20,546	$79,409

(11)	Capital expenditures in 2001 includes non-cash capital leases of $9.0 million
(12)	For the purposes of calculating the ratio of earnings to fixed charges, earnings represents earnings from continuing operations before taxes and fixed charges. Fixed charges include interest expense, amortization of deferred debt issuance cost, the portion of operating rental expense that management believes is representative of the appropriate interest component of rent expense and the amount of pre-tax earnings required to pay preferred stock dividends.
(13)	The data presented on a pro forma basis gives effect to the Refinancing as if it had occurred prior to March 31, 2002 for the income statement items and on March 31, 2003 for the balance sheet items. The calculations assume an 8.25% interest rate on the $200.0 million aggregate principal amount of Senior Notes, the redemption of the 14% Notes in full and a $108.2 million reduction in the outstanding indebtedness under the Credit Facility. Pro forma interest expense for the twelve months ended March 31, 2003 is computed by reducing the historical interest expense of $22.9 million for the period by the historical interest expense of $20.2 million on the 14% Notes and the portion of the outstanding balance of the Credit Facility expected to be repaid with the net proceeds of the Senior Notes offering and by increasing the pro forma interest expense by the interest expense on the Senior Notes, estimated to be $19.6 million.

RISK FACTORS

Risks Relating to Our Business

Our dependence on the aerospace industry makes us susceptible to negative trends and adverse economic conditions in the aerospace industry.

Virtually all of Aviall Services’ net sales and operating income are derived from the sale of parts, components, supplies and services to customers in the aerospace industry. As a result, Aviall Services’ business is directly affected by trends and economic factors that affect flight activity in the aerospace industry, including fuel prices, economic cycles, inflation, labor instability and regulatory oversight, as well as other factors that affect flying activity by the U.S. military and its allies.

Reduced flight activity generally results in reduced demand for parts, components, supplies and services by customers in the aerospace industry. Because a high proportion of Aviall Services’ operating costs are relatively fixed, reduced sales have a negative impact on its earnings, as lower gross profits cannot be offset by lower expenses. Further, because we purchase parts, components and supplies from our suppliers in advance of orders from our customers based upon our estimates of future demand, the effect of reduced demand can have an even greater impact on our earnings. If expected sales do not materialize, our inventory levels could increase, resulting in increased financing requirements and interest expense and reducing the credit available under the Credit Facility.

The demand for commercial air transport has been reduced by the prevailing global economic slowdown, terrorist attacks and their aftermath, military activity in Iraq and the uncertainty caused by Severe Acute Respiratory Syndrome, or SARS. This reduced flight activity, which has accelerated retirement of older aircraft and caused the deferral of nonessential aircraft maintenance and overhaul services, has reduced the demand for our parts, components and supplies used on commercial aircraft. In addition, some air operations have been reduced because commercial airlines, air freight carriers and other commercial airline-related firms around the world are experiencing large financial losses, which in some cases have resulted in bankruptcies. We cannot predict the length of time required for a recovery of the global commercial aviation sector, and any recovery could be hindered by a number of factors, including slower economic growth, foreign political instability or acts of war or terrorism.

In recent periods, we have relied heavily on increased flight activity by the U.S. military and foreign militaries, particularly with respect to aircraft fitted with the RR T56 series engine, to offset the decrease in commercial aviation activity. The U.S. military and certain foreign militaries may not sustain their current levels of flight activity and the demand for parts and components for military aircraft utilizing the RR T56 engine in particular may not continue to increase. As a result, we may be unable to realize fully all of the benefits that we hope to receive from our RR T56 engine parts agreement with Rolls-Royce Corporation, or Rolls-Royce. Moreover, if some or all of these militaries were to effect an extensive, protracted grounding of their fleets of Hercules C-130 aircraft, the primary aircraft on which RR T56 engines are fitted, our business would be severely disrupted. Under the terms of our agreement with Rolls-Royce, we are required to purchase approximately $367.4 million of RR T56 engine parts from Rolls-Royce in 2003. As of March 31, 2003, we have purchased $75.7 million RR T56 parts. If demand for RR T56 engine parts decreases substantially, our inventory levels of RR T56 engine parts could grow too large, increasing our financing requirements and interest expense and reducing the credit available under the credit facility.

In addition, the demand for our parts, components and supplies could decrease if one or more of our customers were to eliminate or retire one or more of their aircraft fleet types. Further, the demand for our parts, components and supplies could decrease if intense competition in the aerospace industry or other factors cause one or more of our customers to go out of business. Any decreases in demand for our parts, components and supplies could have a material adverse effect on our business, financial condition, results of operation or the trading price of the Senior Notes.

If our principal suppliers terminate or limit their relationships with us, our net sales could decline substantially and our business could otherwise be adversely affected.

Since November 1, 1999, we have entered into several significant, long-term agreements with Rolls-Royce and Honeywell Corporation, or Honeywell, to sell their parts. During 2002, sales of parts from Rolls-Royce accounted for approximately 51.4%, and sales of parts from Honeywell accounted for approximately 4.4%, of Aviall Services’ net sales, respectively. We expect these agreements to continue to represent a substantial percentage of our future net sales.

While our agreements with Honeywell and Rolls-Royce are ten-year agreements, each of these agreements contains a termination for convenience provision that allows the other party to terminate the agreement on the dates and subject to the advance notice provisions set forth below:

Supplier	Parts	Earliest Date for Notice of Termination for Convenience	Notice Requirement
Rolls-Royce	Rolls-Royce Model T56 engine parts	January 1, 2007	120 days
Rolls-Royce	Rolls-Royce Model 250 engine parts	January 1, 2003	120 days
Honeywell	Hydromechanical controls for Rolls-Royce Model 250 and Honeywell LT101 series engines	January 1, 2002	60 days
Honeywell	Honeywell engine systems accessories and environmental control systems	April 1, 2006	60 days
Honeywell	Hydromechanical controls for Rolls-Royce	June 30, 2004	60 days
Model T56 engines
Honeywell	Hydromechanical controls for Pratt and Whitney PT6, PW 100 and JT15D turbine engines	June 27, 2002	30 days

Honeywell and Rolls-Royce may also terminate these agreements if we materially breach or fail to make payments under these agreements, or if we become bankrupt or insolvent or commence bankruptcy proceedings. Furthermore, Rolls-Royce may terminate our agreements to provide RR T56 engine parts and Rolls-Royce Model 250, or RR 250, engine parts upon 120-days prior written notice upon a change of control of Rolls-Royce, if we are acquired by a competitor of Rolls-Royce, or if we are acquired by a person that is not a competitor of Rolls-Royce and the acquisition causes our credit rating to fall one notch below our credit rating prior to the acquisition.

In the event that Rolls-Royce or Honeywell discontinue production of the products we sell or terminate or fail to perform under our agreements with them, and we are otherwise unable to obtain the parts we need to fulfill our customers’ orders, our results of operations and the trading price of the Senior Notes would likely be materially adversely affected.

Our largest customers represent a large percentage of our total business and loss of all or some of these customers could have a material adverse effect on our results of operations.

In 2002, Aviall Services’ ten largest customers represented, in the aggregate, approximately 42% of its net sales, and Rolls-Royce, its single largest customer, accounted for approximately 30% of its net sales. The sales to Rolls-Royce relate primarily to its role as prime contractor for supplying RR T56 parts to the U.S. military. The loss of Rolls-Royce or the loss of the business that we conduct through Rolls-Royce with the U.S. military would, and the loss of all or some of these other large customers could, have a material adverse effect on our business, financial condition, results of operations, or the trading price of the notes.

Competition in our industry is intense. If we do not compete effectively, we could lose market share and our business could otherwise be negatively affected.

With respect to Aviall Services, the market for aerospace parts, components and supplies is extremely competitive, and we face competition from a number of sources. Aviall Services competes with independent distributors, redistribution suppliers and aerospace original equipment manufacturers, or OEMs, who, in the aggregate, offer most of the same product lines to the same customers. Many of our existing and potential competitors have greater resources than us. Also, many of our agreements with our suppliers, including some, like those with Honeywell, which are significant to our business, are non-exclusive, and others, like those with Rolls-Royce, permit the supplier to sell its products directly to our customers. Additionally, from time to time, we face competition from individual airlines liquidating or reducing their inventories, and in the future, we may face pricing pressures from airline consortiums pooling their resources to purchase parts, components and supplies at discounted prices.

Numerous companies compete with ILS in the operation of global aerospace and marine-related electronic marketplaces. Our competitors in this area include airlines, manufacturers, distributors, independent companies, and their alliances, and we expect the competition in this area to increase in the future.

These competitive pressures could have a material adverse effect on our business, financial condition, results of operations or the trading price of the Senior Notes.

If we fail to accurately forecast our inventory requirements, we may incur significant costs or lose customers and our business could otherwise be adversely affected.

We use complex rolling forecasts based upon our anticipated product orders to determine what we purchase from our suppliers. Lead times for our product orders vary significantly and depend on factors such as specific supplier requirements, contract terms and the then-current market demand for particular products. If we underestimate our product requirements, we may have insufficient inventory to meet demand, which could result in shipping delays, lost sales and dissatisfied customers. Alternatively, if we overestimate our product requirements, we may accumulate excess inventory, which could result in increased carrying costs and write-offs of inventory and related unamortized distribution rights.

In December 2001, we wrote off $4.9 million of parts used on older commercial aircraft. Because many of these aircraft were temporarily grounded or permanently retired in the aftermath of the September 11th terrorist attacks, we experienced reduced demand for replacement parts and components used on these aircraft. We wrote off this excess inventory because of the likelihood that we would not be able to sell it in the future. In addition, we may be required to write off inventory and related unamortized distribution rights when we stop selling a supplier’s parts or components or when a supplier chooses to compete against us. For example, in December 1999, we wrote off $1.6 million of inventory from a product line that was discontinued. Any future write-offs could have a material adverse effect on our business, financial condition, results of operations or the trading price of the Senior Notes.

If our inventory does not meet specifications established by certain governmental agencies, we could incur significant costs and our operating performance could otherwise be negatively affected.

Our inventory consists primarily of new aerospace parts, components and supplies that we purchase from our suppliers. Before any part, component or supply item may be used on an aircraft, it must meet standards of condition established by the Federal Aviation Administration, or the FAA, the U.S. Department of Defense or the equivalent regulatory agencies in other countries, such as the Canadian Transport Authority in Canada, the Joint Aviation Authority in the European Union and the Civil Aviation Authority in Australia, New Zealand, Singapore and the United Kingdom. Although regulatory requirements in other countries generally coincide with applicable U.S. requirements, specific regulations may vary from country to country. In some instances, parts, supplies and components that we purchase must also be traceable to sources deemed acceptable by the appropriate regulatory agency.

Parts and components that we own or acquire may not meet applicable standards and are subject to changing standards, which could require us to modify or eliminate parts and components contained in our inventory. Aircraft parts manufacturers may also develop new parts and components to be used in lieu of parts and components already contained in our inventory. In all such cases, to the extent that we have such parts and components in our inventory, their value may be reduced.

If our FAA repair authority is revoked or limited, we could incur significant costs and our growth could be hindered.

In 2002, Aviall Services’ product overhaul, repair and final assembly activities, which are regulated by the FAA, represented approximately 7.0% of Aviall Services’ net sales, including the parts used in these activities. The FAA prescribes standards and licensing requirements for aircraft components and effectively regulates component repair stations worldwide. Comparable agencies also regulate these matters in each of the foreign countries in which Aviall Services conducts operations. If Aviall Services does not have required FAA authority for its overhaul, repair and final assembly facilities, or loses the authority once it has been granted, the operation of that facility may be prohibited until it is able to reobtain FAA authority.

While we believe that Aviall Services possesses all required domestic and foreign governmental certifications, the revocation or limitation of its FAA repair authority would have a material adverse effect on its overhaul, repair and final assembly operations. In addition, we may be forced to incur unanticipated costs to adapt Aviall Services’ overhaul, repair and final assembly operations to any changes in FAA regulations. Moreover, for purposes of their own compliance with FAA requirements, some of our customers may require us to certify that our facilities, products and services meet certain standards and specifications. If we fail to meet these certification requirements or fail to maintain our certified status with one or more of our customers, our reputation could be harmed, which could have a material adverse effect on our business, financial condition, results of operations or the trading price of the Senior Notes.

We are subject to risks associated with our international operations, and we may fail to implement strategies that adequately protect us against these risks.

We sell our products to customers located in many countries around the world. Because we sell our products and services outside of the U.S., we are exposed to risks associated with selling and operating in foreign countries. These risks include:

•	fluctuations in currency exchange rates;

•	political instability;

•	limitations on the conversion of foreign currencies into U.S. dollars; and

•	economic volatility.

During 2002, we derived approximately 24% of our total sales from selling our products and services to customers located outside of the U.S. The percentage of our net sales derived from selling our products and services outside of the U.S. could increase in the future.

Although we may enter into certain transactions to hedge the risk of foreign currency exchange rate fluctuations or take other steps to protect against these risks, we may be unable to fully protect ourselves against these risks. Any of these risks could have a material adverse effect on our business, financial condition, results of operations or the trading price of the Senior Notes.

We could incur significant costs and expenses related to environmental problems.

Various federal, state, local and foreign laws and regulations require property owners or operators to pay for the costs of removal or remediation of hazardous or toxic substances located on or emanating from their property. Some of our current operations, such as our battery repair and brake service centers, use small quantities of hazardous or toxic substances in their operations. Some of our previously owned businesses used certain chemicals classified by various federal, state, local and foreign agencies as hazardous substances. We retain certain environmental liabilities related to these businesses for the period prior to their sale. We are involved in various stages of investigation and cleanup to comply with federal, state, local and foreign regulations related to these businesses.

These same laws and regulations also impose liability on persons who arrange for the disposal or treatment of hazardous or toxic substances for the costs of their removal or remediation at the disposal or treatment facility. These laws and regulations generally impose liability regardless of whether the entity arranging for disposal ever owned or operated the disposal facility.

We have been named a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act and the Superfund Amendments and Reauthorization Act at five third-party disposal sites to which wastes were allegedly sent by the previous owner of assets used in our discontinued engine services operations. We did not use these identified disposal sites. Accordingly, the previous owner has retained, and has been discharging, all liability associated with the cleanup of these sites pursuant to the sales agreement. Although we could be potentially liable in the event of nonperformance by the previous owner, we do not anticipate nonperformance.

We have been named a potentially responsible party for certain hazardous waste cleanup at Miami International Airport. We have preliminarily investigated our responsibilities utilizing a local engineering firm in the Miami, Florida area. Based on the investigation to date, we believe that our exposure for remediation costs, if any, will not be material. Local authorities are currently researching and negotiating with potentially responsible parties.

As a past operator of businesses that used hazardous or toxic substances, we may be liable for additional removal or remediation costs, governmental penalties, property damage and related expenses. These costs and expenses could be significant and have a material adverse effect on our business, financial condition, results of operations or the trading price of the Senior Notes.

If we improperly ship hazardous materials, we could incur substantial fines or damages.

The FAA exercises regulatory jurisdiction over and actively monitors the shipment of hazardous materials by air. Some of the products that we sell contain hazardous materials that are subject to these regulations, such as chemicals, oxygen generators, oxygen bottles and life rafts. We share responsibility with the air carrier for compliance with FAA regulations in shipping hazardous materials by air, and we are primarily responsible for the proper packaging and labeling of these items. If we mislabel or otherwise improperly ship hazardous materials, we may be liable for damage to the aircraft and other property as well as substantial monetary penalties. If any of these events were to occur, they could have a material adverse effect on our business, financial condition, results of operation or the trading price of the Senior Notes.

A significant failure of our computer systems or networks could increase our operating costs significantly, cause us to lose customers and otherwise adversely affect our business.

We depend upon our computer systems and networks to deliver our products and services, respond to the needs of our customers, sell and manage our inventory, perform accounting and administrative functions, provide product and other informational services and create ILS’s electronic marketplaces. The success of our businesses depend upon our ability to provide superior reliability, capacity and security for both our Internet-based and dial-up systems. We are continually upgrading our computer networks and software. Our computer systems and networks, and the networks upon which we depend, are subject to factors that may cause interruptions in service or reduce capacity for our customers, including, but not limited to, physical damage, problems upgrading or integrating new hardware or software, power loss, capacity limitations, software defects and breaches of security due to computer viruses, break-ins or otherwise. Significant interruptions in service, capacity limitations or security breaches could disrupt our relationships with our suppliers and customers, which could have a material adverse effect on our business, financial condition, results of operations or the trading price of the Senior Notes.

If we fail to introduce new services in response to technological advances and evolving industry standards, our costs could increase.

The electronic marketplace business in which ILS operates is characterized by evolving industry standards and changing customer requirements. The introduction of new hardware or software or the emergence of new industry trends or standards could render our existing services obsolete and cause us to incur significant hardware, software, development or labor costs. Our failure to introduce new services and enhancements to our existing services in response to changing market conditions or customer or technology requirements could cause us to lose business to our competitors and have a material adverse effect on our business, financial condition, results of operations or the trading price of the Senior Notes.

Our ability to use our net operating loss carryforwards and other deferred tax assets in the future could be limited, negatively affecting our results of operations and cash flows.

As of December 31, 2002, we had federal net operating loss carryforwards of approximately $115.4 million, substantially all of which expire between 2009 and 2011. While we believe we will generate sufficient future U.S. federal taxable income to utilize our U.S. net operating loss carryforwards before expiration, we may not generate sufficient future taxable income in primarily state and foreign tax jurisdictions to utilize all of our state and foreign net operating loss carryforwards before their expiration. In addition, if certain substantial changes in our stock ownership should occur, there could be an annual limitation on the amount of our federal net operating loss carryforwards that we could utilize.

The dividend resulting from reducing the conversion price of our Series D Redeemable Preferred Stock and the subsequent conversion into common stock did not result in an annual limitation on the amount of our federal net operating loss carryforward that we could utilize. In addition, the future exercise of our outstanding warrants will not be deemed to be additional changes to our stock ownership, separate and apart from the original issuance of our outstanding warrants in March 2002. However, if there are additional changes to our equity ownership, particularly during the next twelve months, there could be a limitation on our ability to use our federal net operating loss carryforward in the future.

A limitation on our ability to use a significant portion of our federal net operating loss carryforward could have a material adverse effect on our results of operations and cash flows.

The interests of our principal stockholders may be inconsistent with the interests of the holders of the Senior Notes.

Affiliates of The Carlyle Group currently own approximately 36% of our outstanding voting stock and two managing directors of The Carlyle Group currently sit on our board of directors. In addition, pursuant to an investor rights agreement between affiliates of The Carlyle Group and us, we may not take certain actions without their consent, including incurring certain types of additional debt, making specified payments and capital expenditures or issuing any class of capital stock that ranks senior to our common stock. As such, The Carlyle Group asserts considerable influence over our operations. The interests of The Carlyle Group and its affiliates may not be consistent with the interests of the holders of the Senior Notes.

Risks Relating to Our Indebtedness and Investor Rights Agreement

Our significant indebtedness and other contractual obligations could adversely affect our financial health and prevent us from fulfilling our obligations under the Senior Notes.

As of March 31, 2003, on a pro forma basis after giving effect to the Refinancing, we would have had approximately $239.8 million of debt outstanding, including capital lease obligations. On the same basis, our interest expense for the twelve months ended March 31, 2003 would have been approximately $22.3 million. We also have significant commitments under our parts contracts with Rolls-Royce. In 2003, we have committed to purchase $367.4 million of RR T56 parts and $112.5 million of RR 250 parts from Rolls-Royce. As of March 31, 2003, we had purchased $75.7 million of RR T56 parts and $20.1 million of RR 250 parts. We also have significant obligations under operating leases.

A portion of our indebtedness, primarily borrowings under the Credit Facility, bears interest at a floating rate. As of March 31, 2003, we had approximately $138.6 million outstanding on the Credit Facility and letters of credit outstanding in the amount of $1.0 million, and the average interest rate on the Credit Facility was 4.26%. In the event that market interest rates increase, our interest expense on these floating rate borrowings would increase as well. For example, a 1.0% increase in our average interest rate on these floating rate borrowings would have increased our interest expense by approximately $1.4 million.

Our leverage could have important consequences to you. For example, it could:

•	make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments on the Senior Notes and our other indebtedness;

•	place us at a competitive disadvantage to our competitors;

•	require us to dedicate a substantial portion of our cash flow from operations to service payments on our indebtedness, thereby reducing funds available for other purposes;

•	increase our vulnerability to a downturn in general economic conditions or the industry in which we compete;

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate and other purposes; and

•	limit our ability to plan for and react to changes in our business and the industry in which we compete.

We and our subsidiaries will be able to incur substantial additional indebtedness in the future. Although our Credit Facility and the indenture governing the Senior Notes will restrict us and our restricted subsidiaries from incurring additional debt, these restrictions are subject to important exceptions and qualifications. If we or our subsidiaries incur additional debt, the risks that we and they now face as a result of our leverage could intensify.

The terms of our indebtedness and our investor rights agreement could restrict our operations.

The terms of our indebtedness, including the Credit Facility and the indenture governing the Senior Notes, and our investor rights agreement with affiliates of The Carlyle Group, or the Carlyle Investors, contain or will contain covenants restricting our ability to, among other things, modify our corporate governance documents, incur certain additional debt, make specified payments and capital expenditures, authorize or issue capital stock, enter into transactions with our affiliates, consolidate, merge with or acquire another business, sell certain of our assets or liquidate, dissolve or wind-up our company. In addition, the terms of our Credit Facility require us to achieve and maintain certain specified financial ratios. These restrictions may limit our ability to engage in activities which could expand our business, including obtaining future financing, making needed capital expenditures, or taking advantage of business opportunities such as strategic acquisitions and dispositions.

Our failure to comply with the covenants contained in our Credit Facility or the indenture could result in an event of default that could cause acceleration of our indebtedness.

Our failure to comply with the covenants and other requirements contained in the indenture, our Credit Facility or our other debt instruments could cause an event of default under the relevant debt instrument. The occurrence of an event of default could trigger a default under our other debt instruments, and prohibit us from accessing additional borrowings, and permit the holders of the defaulted debt to declare amounts outstanding with respect to that debt to be immediately due and payable. Our assets or cash flow may not be sufficient to repay fully borrowings under our outstanding debt instruments, and we may be unable to refinance or restructure the payments on indebtedness on favorable terms, or at all.

We are a holding company and depend on our subsidiaries to generate sufficient cash flow to meet our debt service obligations, including payments on the Senior Notes.

We are a holding company and our only significant assets are the capital stock or other equity interests of our subsidiaries. As a holding company, we conduct substantially all of our business through these entities. Consequently, our cash flow and ability to service our debt obligations, including the Senior Notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, or upon loans, advances or other payments made by these entities to us. The ability of these entities to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions contained in the instruments governing our debt, including our Credit Facility and the indenture governing the Senior Notes. Although our Credit Facility and the indenture will each limit the ability of our restricted subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments to us, these limitations do not apply to any joint ventures or minority investments into which we may enter. The limitations are also subject to important exceptions and qualifications.

The ability of our subsidiaries to generate sufficient cash flow from operations to allow us to make scheduled payments on our debt, including the Senior Notes, will depend on their future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. If our subsidiaries do not generate sufficient cash flow from operations to satisfy our debt obligations, including payments on the Senior Notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of our various debt instruments then in effect. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations on the Senior Notes. The earnings of our operating subsidiaries and the amount that they are able to distribute to us as dividends or otherwise may not be adequate for us to service our debt obligations, including the Senior Notes.

Risks Relating to the Senior Notes

The notes will be effectively subordinated to our secured debt.

Our obligations under the Senior Notes, and the obligations of the guarantors under their respective guarantees, are unsecured. As a result, the Senior Notes will be effectively subordinated to all of our and the guarantors’ secured debt to the extent of the collateral securing that debt. As of March 31, 2003, on a pro forma basis after giving effect to the Refinancing, we would have had approximately $31.0 million of secured debt outstanding, substantially all of which represents the obligations of Aviall Services, as borrower, and Aviall and its other subsidiaries, as guarantors, under the Credit Facility, based on expected borrowings at the time of the closing of the Senior Notes offering. Our obligations under our Credit Facility are secured by substantially all of our and our subsidiaries’ inventory and receivables. In the event that we are not able to repay amounts due under this facility, the lenders could proceed against the collateral securing that indebtedness. In that event, any proceeds received upon a realization of the collateral would be applied first to amounts due under our Credit Facility before any proceeds would be available to make payments on the Senior Notes. If there is a default, the value of this collateral may not be sufficient to repay both the lenders under our Credit Facility and the holders of the Senior Notes.

The Senior Notes will not be guaranteed by all of our subsidiaries and will be effectively subordinated to the debt of our non-guarantor subsidiaries.

Although the Senior Notes will be fully and unconditionally guaranteed on a senior unsecured basis by our existing and future restricted subsidiaries, they will not be guaranteed by our other subsidiaries outside the United States unless those subsidiaries guarantee our other debt. The Senior Notes will be effectively subordinated to all debt and other liabilities, including trade debt and preferred share claims, of our non-guarantor subsidiaries.

As of March 31, 2003, our non-guarantor subsidiaries would have had outstanding approximately $3.7 million of debt, accounts payable and other accrued liabilities. Our non-guarantor subsidiaries, before intercompany eliminations, contributed 11.3% of our net sales and 4.4% of our operating income for the twelve months ended March 31, 2003, and represented 6.0% of our total assets as of March 31, 2003. To the extent we expand our foreign operations, a larger percentage of our consolidated assets, revenue and operating income may be derived from non-guarantor subsidiaries. Our ability to repatriate cash from our foreign subsidiaries may be limited and amounts which we are able to repatriate may be subject to additional taxes.

We may be unable to repurchase the Senior Notes upon a change of control.

Upon the occurrence of a change of control, we will be required under the indenture governing the Senior Notes to make an offer to repurchase all outstanding Senior Notes at a purchase price equal to 101% of the principal amount of the Senior Notes plus accrued interest. We may not have sufficient funds to pay the purchase price for all Senior Notes tendered by holders under the offer to repurchase. In addition, the terms of our Credit Facility require, and our other debt agreements may require, that we repay all outstanding amounts upon the occurrence of a change of control. In any event, our ability to repurchase all outstanding Senior Notes upon a change of control is subject to restrictions contained in, and payments due under, the Credit Facility. Our failure to repurchase all validly tendered Senior Notes would result in an event of default under the indenture governing the Senior Notes.

In addition, the definition of change of control for purposes of the indenture does not necessarily afford protection for the holders of the Senior Notes in the event of some types of highly leveraged transactions, including certain acquisitions, mergers, refinancings, restructurings or other recapitalizations, although these types of transactions could increase our indebtedness or otherwise affect our capital structure or credit ratings and the holders of the Senior Notes. The definition of change of control for purposes of the indenture also includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition under applicable law. Accordingly, our obligation to make an offer to purchase the Senior Notes, and the ability of a holder of Senior Notes to require us to repurchase its notes pursuant to the offer as a result of a highly leveraged transaction or a sale, lease, transfer, conveyance or other disposition of less than all of our assets taken as a whole may be uncertain.

A court may void the guarantees of the Senior Notes or subordinate the guarantees to other obligations of the subsidiary guarantors.

The Senior Notes are guaranteed by each of our domestic subsidiaries. There is a risk that a guarantor’s guarantee of the Senior Notes could be voided by a court or that claims by holders of the Senior Notes under the guarantee could be subordinated to other debts of the guarantor. In addition, any payment by the guarantor pursuant to its guarantee could be required to be returned to that guarantor or to a fund for the benefit of the creditors of that guarantor.

Although standards may vary depending on the applicable law, generally under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court may void or subordinate a guarantee if the court were to find that, among other things, at the time any guarantor of the Senior Notes incurred the debt evidenced by its guarantee, the guarantor:

•	was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

•	was engaged or about to engage in a business or transaction for which that guarantor’s remaining assets constituted unreasonably small capital;

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it, if in either case, after a final judgment, the judgment was unsatisfied; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature;

and that guarantor:

•	received less than reasonable equivalent value or fair consideration for the incurrence of its guarantee; or

•	incurred the guarantee or made related distributions or payments with the intent of hindering, delaying or defrauding creditors.

The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceedings. Generally, however, a guarantor of the Senior Notes would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair value of all of its assets at a fair valuation;

•	the present fair value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

CAPITALIZATION

The following table sets forth our consolidated capitalization at March 31, 2003 on an actual basis and on a pro forma basis to give effect to the Refinancing and the June 12, 2003 conversion of all of our outstanding Series D Redeemable Preferred Stock into 11,100,878 shares of common stock. You should read this table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes included in our periodic filings with the Securities Exchange Commission.

	At March 31, 2003
	Actual	Pro Forma
	(dollars in thousands)
Cash and cash equivalents	$4,302	$4,302

Debt (including current portion):
Credit facility (1)	$138,608	$30,380
Canadian revolving credit facility (1)(2)	599	599
14% senior notes due 2007, net of discount of $9,181	71,849	—
% senior notes due 2011 offered hereby	—	200,000
Other	8,798	8,798

Total debt	219,854	239,777

Preferred Stock:
Series D convertible redeemable preferred stock, $.01 par value, 160,000 shares authorized; 50,409 shares issued actual, no shares issued pro forma	$45,478	$—

Shareholders’ equity:
Common stock, $.01 par value, 80,000,000 shares authorized; 21,755,724 shares issued actual, 32,856,602 shares issued pro forma (3)	$217	$329
Paid in capital (3)	361,376	431,077
Retained deficit (4)	(93,665)	(129,746)
Treasury stock, at cost; 2,007,887 shares	(27,789)	(27,789)
Other equity (5)	(5,318)	(5,318)

Total shareholders’ equity	234,821	268,553

Total capitalization	$500,153	$508,330

(1)	The balances under the Credit Facility fluctuate based on the amount we draw down and repay at any given time. As of May 31, 2003, we had $117.0 million outstanding under the Credit Facility and had issued letters of credit for $1.0 million. As of May 31, 2003, the average interest rate on borrowings under the Credit Facility was 4.3%.
(2)	In U.S. dollars.
(3)	Common stock and paid in capital increased, on a pro forma basis, as a result of the conversion of all of the outstanding shares of our Series D Redeemable Preferred Stock on June 12, 2003. Upon conversion, 11,100,878 shares of common stock were issued.
(4)	In connection with the Refinancing, our retained deficit will increase by $18.1 million pre-tax ($11.7 million after tax), consisting of a redemption premium of $3.2 million on our 14% Notes and the write-off of $14.8 million of unamortized deferred costs related to the 14% Notes, which includes debt discount and original debt issuance costs. In addition, as a result of reducing the conversion price of our Series D Redeemable Preferred Stock, we recorded a $24.3 million non-cash reduction to net earnings available to common shareholders, similar to a non-cash dividend, which increased our retained deficit.
(5)	Other equity consists of “Unearned Deferred Compensation” and “Accumulated Other Comprehensive Loss.”

LIQUIDITY AND CAPITAL RESOURCES

Cash Flow.    Net cash flow provided by (or used for) operations was $30.4 million in the first three months of 2003 compared to $(4.1) million in the first three months of 2002. The increase in cash flow in 2003 resulted from reduced inventory levels as compared to December 31, 2002. Inventory levels as of December 31, 2002 were unusually high due to inventory purchasing at year-end to take advantage of pricing prior to Rolls-Royce’s 2003 price increases. Aviall Services inventory turns decreased slightly from 2.8 turns as of December 31, 2002 to 2.6 turns as of March 31, 2003 due to slightly lower-than-expected sales volumes for some product lines. Additionally, the days’ sales outstanding for Aviall’s receivables improved from 41 days as of December 31, 2002 to 35 days as of March 31, 2003 resulting largely from the higher mix of RR T56 contract sales which have comparatively short receivable terms. Capital expenditures were $1.4 million in the first three months of 2003 compared to $1.0 million in the first three months of 2002. We expect capital expenditures, including noncash capital expenditures, to be approximately $12.0 million in the aggregate for 2003. Net cash flow provided by (or used for) financing activities was $(29.7) million in the first three months of 2003 compared to $8.9 million in the first three months of 2002.

In summary, our cash provided by operating activities improved by $34.5 million to $30.4 million during the three month period ended March 31, 2003 compared to the same period in 2002. Working capital, defined as receivables, inventories and accounts payable, provided $21.4 million of cash during the three months ended March 31, 2003 compared to an investment of $(14.8) million in 2002. In 2003, we used this cash, as well as $0.7 million of available cash, to invest in $1.4 million of net capital expenditures, pay down $2.2 million of debt and decrease our cash overdraft position by $27.5 million. In 2002, we invested $0.9 million in net capital expenditures. The combined deficit in the first three months of 2002 of $6.7 million for both operating and investing activities was funded by drawing $8.8 million on our credit facility and increasing our cash overdraft position by $0.1 million, which also increased our cash on hand by $2.2 million.

Net cash flow used for operations was $37.1 million in 2002, $81.1 million in 2001 and $7.6 million in 2000. The improvement in 2002 compared to 2001 resulted primarily from the increase in net earnings derived from the RR T56 contract and an increase in accounts payable subsequent to the December 2001 initial payment for RR T56 inventory, offset by increased receivables requirements related to the implementation of the RR T56 contract and higher year-end inventory levels because we took advantage of lower inventory prices prior to the 2003 price increases implemented by Rolls-Royce. The increase in cash used in 2001 compared to 2000 resulted primarily from the December 2001 initial payment for the RR T56 inventory. Aviall Services inventory turns improved from 2.1 turns as of December 31, 2001 to 2.8 turns as of December 31, 2002 due to the addition of the higher-turn inventory related to the RR T56 contract and improved turns in our other inventory product lines since September 2001. The days’ sales outstanding for Aviall’s receivables improved from 62 days as of December 31, 2001 to 41 days as of December 31, 2002 primarily due to the favorable receivable terms in the RR T56 contract and improved collections. Both the improved inventory turns and receivable collections during 2002 contributed to the lower cash use by operations.

Capital expenditures were $6.9 million in 2002, $21.2 million in 2001, including $9.0 million for capitalized leases, and $11.0 million in 2000. Capital spending in 2002 was primarily for system enhancements at both Aviall Services and ILS and requirements related to the implementation of the RR T56 contract. The increased capital spending in 2001 compared to 2000 was related to planned technology projects ongoing from 2000 at both Aviall Services and ILS that were substantially completed in 2001, along with costs related to the relocation of our corporate headquarters and Aviall Services’ headquarters and central warehouse operations. We expect capital expenditures, including noncash capital expenditures, will be $12.0 million for 2003.

During 2002, we paid approximately $10.4 million for the right to sell additional products under our Honeywell engine systems and accessories, or ESA, and environmental control systems, or ECS, distribution agreement and will amortize the $10.4 million for these additional distribution rights over the remaining eight years of this agreement.

In December 2001, we paid approximately $11.6 million to purchase the right to sell parts for RR T56 series engines, which will be amortized over the ten-year term of the agreement. In March 2001, we entered into an agreement to sell Honeywell ESA and ECS parts. In June 2001, we entered into an agreement with Honeywell to sell Honeywell fuel control parts used in RR T56 series engines. We will amortize approximately $13.3 million of the cost for the distribution rights under these Honeywell agreements over the ten-year term of these agreements. In December 2000, we entered into an agreement to sell Honeywell fuel control products for the RR 250 and Honeywell LT101 series engines and will amortize $5.6 million of the cost for the distribution rights under this agreement over the ten-year term of the agreement.

Net cash flow provided by financing activities was $56.7 million in 2002, $115.8 million in 2001 and $27.7 million in 2000. The large increase in 2001 related to additional borrowings to finance the initial payment for the RR T56 agreement and the two new Honeywell parts distribution agreements.

In summary, our cash used for operating activities improved by $44.0 million to $(37.1) million during 2002 compared to 2001. This was after investing $90.0 million in working capital, defined as receivables, inventories and accounts payable, in 2002 compared to $109.0 million in 2001. In 2002, we invested $17.3 million in distribution rights and net capital expenditures compared to $37.0 million in 2001. The combined deficit in 2002 of $54.2 million for both operating and investing activities was funded by drawing $29.3 million on the Credit Facility, net of debt issue costs paid, increasing our cash overdraft position by $26.7 million and issuing $0.7 million of common stock, which also increased our cash on hand by $2.5 million. The combined deficit in 2001 of $118.1 million for both operating and investing activities was funded by drawing $87.9 million on our credit facility, net of debt issue costs paid, issuing $40.1 million of redeemable preferred stock and using $2.4 million of our available cash, partially offset by a $12.3 million decrease in our cash overdraft position.

Our cash flow during 2002 was stronger than 2001, resulting, we believe, from the 2001 investments in the new distribution contracts and infrastructure. As expected, our interest expense more than doubled in 2002 due to higher borrowings, amortization of higher debt issuance costs and debt discount and the issuance of the 14% Notes. We believe that, after giving effect to the Refinancing, our cash flow from operations and available credit under the Credit Facility will be sufficient to meet our anticipated normal working capital and operating needs, including increased interest expense, for at least the next 12 months.

14% Notes.    The 14% Notes bear interest at 14.0% per annum and mature on December 21, 2007, unless previously redeemed at our option. Of the 14.0% interest rate on the 14% Notes, 13.0% is payable in cash and 1.0% is payable in additional 14% Notes. On March 31, 2003, we made a cash interest payment of $2.6 million, and the outstanding principal amount on the 14% Notes increased by $0.2 million to $81.0 million from the $80.8 million at December 31, 2002. On March 15, 2002, we issued to our senior unsecured noteholders warrants exercisable for an aggregate of 1,750,000 shares of our common stock, subject to adjustment for antidilution events, at an exercise price of $0.01 per share. We valued the warrants using an option pricing model and recorded an $11.1 million discount on the 14% Notes, which is being amortized over the term of the 14% Notes. As of March 31, 2003, the unamortized discount was $9.2 million. After the issuance of the warrants, the effective interest rate on the 14% Notes is 15.3%. As of March 31, 2003, we have issued 927,500 shares of common stock to certain noteholders pursuant to the exercise of their warrants.

We will redeem the entire outstanding principal amount of our 14% Notes with the proceeds of the Senior Note offering, if consummated. The cost of this refinancing includes a $3.2 million prepayment premium on the outstanding principal amount of the 14% Notes. In addition, as of March 31, 2003, $14.8 million of unamortized deferred costs related to the 14% Notes, which includes the debt discount and original debt issuance costs, will be required to be written off. In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, or SFAS 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” We adopted SFAS 145 on January 1, 2003. As a result of the adoption, these unamortized costs, along with the prepayment premium, will be included in earnings from continuing operations instead of being treated as an extraordinary item net of tax.

Amended Senior Credit Facility.    Upon completion of the Refinancing, the Credit Facility will consist of a $200.0 million revolving credit and letter of credit facility due as a balloon payment in 2006, with availability determined by reference to a borrowing base calculated using our eligible accounts receivable and inventory and after deducting reserves required by the lenders. As of March 31, 2003, we had $138.6 million outstanding on the Credit Facility and issued letters of credit for $1.0 million. We had $60.4 million available for additional borrowings under the Credit Facility and our borrowing base was $201.0 million as of March 31, 2003. Borrowings under the Credit Facility bear interest, at our option, based upon either: a eurodollar rate plus an applicable margin ranging from 2.5% to 3.0% depending upon our financial ratios, or a base rate plus an applicable margin ranging from 1.5% to 2.0% depending upon the same financial ratios. We utilize both of these interest rate options. As of March 31, 2003, the average interest rate on the Credit Facility was 4.26%. A commitment fee of 0.5% is payable quarterly on the unused portion of the Credit Facility. Obligations under the Credit Facility are collateralized by substantially all of our domestic assets and 65.0% of the stock of each of our foreign subsidiaries. The Credit Facility also contains default clauses that permit the acceleration of all amounts due following the maturity of an event of default at the discretion of the lenders, and lock-box provisions that apply our cash collections to outstanding borrowings. Based on the terms of our Credit Facility and pursuant to EITF Issue No. 95-22, “Balance Sheet Classification of Revolving Credit Agreement Obligations Involving Lock-Box Arrangements,” we have classified amounts outstanding under the Credit Facility as current. The terms of the Credit Facility do not currently permit us to incur debt represented by the Senior Notes and guarantees, to redeem the 14% Notes nor to pay dividends to Aviall to service the interest and principal on the Senior Notes. Concurrently with, and as a condition to, the sale of the Senior Notes, we expect to enter into an amendment to the Credit Facility to permit us to issue the Senior Notes, to redeem the 14% Notes, to pay dividends to Aviall to service the interest and principal on the Senior Notes and to modify certain covenants to reflect, among other items, the issuance of the Senior Notes. Any availability under our Credit Facility will be used to advance our business strategy, including possible acquisitions of businesses or new product lines.

The Credit Facility contains various restrictive operating and financial covenants, including several that are based on earnings before interest, taxes, depreciation, amortization, extraordinary gains or losses, and one-time items, or Adjusted EBITDA. For the three months ended March 31, 2003, our Adjusted EBITDA, as defined in the Credit Facility, was $20.2 million.

The following table presents a reconciliation of our Adjusted EBITDA, as defined in the Credit Facility, to earnings from continuing operations during the periods shown.

	Year Ended December 31, 2002	Three Months Ended March 31, 2003
	(dollars in thousands)
Earnings from continuing operations	$26,651	$7,170
Plus:
Income tax expense	13,199	4,064
Interest expense	22,578	5,863
Depreciation and amortization expense	12,897	3,449

EBITDA	75,325	20,546
One-time items	320	—
Noncash (gains) losses	(555)	(328)

Adjusted EBITDA	$75,090	$20,218

The Adjusted EBITDA calculation above is prepared in accordance with the terms of the Credit Facility. The one-time items and noncash gains and losses, which are included in the Adjusted EBITDA calculation in accordance with the terms of the Credit Facility, may occur again in the future. Depreciation and amortization expense above excludes debt issue cost and debt discount amortization. Adjusted EBITDA is presented solely to provide information on our debt covenants and should not be considered an alternative to operating results or cash flows calculated in accordance with generally accepted accounting principles.

Pursuant to our Credit Facility, we must comply with a maximum leverage ratio covenant that measures the ratio of our outstanding debt to our Adjusted EBITDA for the trailing four quarters. This maximum leverage ratio covenant was initially set at 4.25 to 1 on December 31, 2002, and it will periodically decline until it reaches 2.50 to 1 for December 31, 2004 and all periods thereafter. As of March 31, 2003, the required ratio was 4.00 to 1. In addition, we must comply with a minimum interest coverage ratio covenant that measures the ratio of our Adjusted EBITDA for the trailing four quarters to our interest expense during the trailing four quarters. The minimum interest coverage ratio covenant was initially set at 2.50 to 1 on December 31, 2002 and will periodically increase until it reaches 3.50 to 1 for December 31, 2004 and all periods thereafter. As of March 31, 2003, the required ratio was 2.50 to 1. Furthermore, we must maintain a tangible net worth at or above certain levels. At December 31, 2002, we were required to have a minimum tangible net worth of $160.9 million. Our tangible net worth covenant will periodically increase until it reaches $315.3 million on December 31, 2006, at which time it will expire. As of March 31, 2003, the required tangible net worth was $169.1 million. Finally, we must limit our capital expenditures to no more than $14.0 million for 2003, which includes allowed carryover spending from 2002, and $11.0 million for each of 2004, 2005 and 2006.

We are currently, and expect to remain, in compliance for at least the next twelve months in all material respects with the covenants in the Credit Facility.

We also maintain a revolving credit facility in Canada in the amount of CAD $6.0 million. This credit facility expires in April 2004 and had an outstanding balance at March 31, 2003 equivalent to U.S. $0.6 million.

Convertible Redeemable Preferred Stock.    On June 12, 2003, the Carlyle Investors converted all of the outstanding shares of Series D Redeemable Preferred Stock into 11,100,878 shares of our common stock, following a reduction by our board of directors of the conversion price of the shares of Series D Redeemable Preferred Stock from $5.80 per share to approximately $4.62 per share. We will account for this reduction as a one-time, $24.3 million non-cash reduction to our net earnings available to common shareholders, similar to a non-cash dividend, for the three months ending June 30, 2003. The shares of common stock issued to the Carlyle Investors as a result of the conversion represent approximately 36% of our outstanding common stock. At the time of the conversion, the outstanding shares of Series D Redeemable Preferred Stock had an aggregate liquidation preference, plus accrued and unpaid dividends, of approximately $51.3 million and a 9.0% annual payment-in-kind dividend rate.

Contractual Obligations.    The following table sets forth our contractual obligations at the end of 2002 for the periods shown (dollars in thousands):

Contractual Obligation	Total	Within 1 Year	2-3 Years	4-5 Years	Thereafter
Debt	$223,998	$140,794	$20	$80,837	$2,347
Capital lease obligations	7,061	2,714	3,700	647	—
Operating leases	34,477	8,327	11,395	6,168	8,587
Purchase commitments	479,900	479,900	—	—	—

Total contractual cash obligations	$745,436	$631,735	$15,115	$87,652	$10,934

The $479.9 million purchase commitment arises from contractual obligations to purchase inventory from Rolls-Royce in 2003 pursuant to the terms of two distribution contracts, the RR T56 agreement and the RR 250 agreement. As of March 31, 2003, we have satisfied $95.8 million of this purchase commitment. Based on our sales projections, we believe these inventory purchases will be consumed in the normal course of business maintaining acceptable inventory turns.

OUTLOOK

We participate in the global aerospace aftermarket through Aviall Services and ILS. Our operations and results of operations are affected by the general economic climate, particularly as it influences flight activity in the government/military, general aviation/corporate and commercial airline segments. We benefit from our participation in all aerospace segments and most particularly in the global aerospace aftermarket where we generate revenue from the aerospace sectors of many countries other than those in North America.

In recent periods, the demand for commercial air transport has been reduced by the prevailing global economic slowdown, the Iraqi conflict and the uncertainty caused by SARS. This lower flight activity, which has promoted accelerated retirement of older aircraft and caused the deferral of nonessential aircraft maintenance and overhaul services, has reduced demand for new replacement parts we sell. In addition, some air operations have been reduced because commercial airlines, air freight carriers and other commercial airline-related firms around the world are experiencing large financial losses. These losses have resulted in several bankruptcies, which detrimentally affect the immediate future business prospects of the affected companies, as well as the prospects for many that perform related business services for these companies.

While we believe our current reserves for doubtful accounts are adequate, we could be negatively affected if our receivables from several of our major customers become uncollectible. We regularly review our exposure to these customers to determine appropriate loss reserve amounts and credit limits, if any, that should be recorded to cover our potential loss, as well as determining the strategies that could minimize exposure in the case of bankruptcy. During the third quarter of 2002, US Airways Group and Vanguard Airlines each filed for bankruptcy protection. During the fourth quarter of 2002, United Airlines filed for bankruptcy and US Airways Group filed a plan of reorganization. Aviall Services’ net sales to these customers combined during 2002 were less than $4.1 million. In the first quarter of 2003, Air Canada filed for bankruptcy and several other commercial airline accounts remain uncertain. Included in the first quarter of 2003 is a $1.2 million provision for doubtful accounts which we believe at March 31, 2003 provides for our exposure to Air Canada and its affiliates, as well as for the estimated uncollectibility of other airline accounts receivable.

The length of time required for a recovery of the global commercial aviation sector is not known, and the recovery could be further threatened by a number of factors, including slower economic growth, foreign political instability, or acts of war or terrorism. However, general aviation/corporate flight activity generally remained relatively stable during 2002 and into early 2003, although both sectors have recently exhibited a weakness in flight-related activity. At the same time, the U.S. military and other foreign militaries, which utilize airframes powered by the RR T56 engine, have significantly increased their flight activities in connection with increased military and other government-sponsored operations around the world. Our RR T56 military business has benefited us materially by broadening our product offering and offsetting the continuing slowdown in commercial aviation as the use of these aircraft increased to deal with strategic threats in the Middle East.

In 2003, we have a purchase commitment to Rolls-Royce that requires us to purchase $367.4 million of RR T56 parts. We also have a similar requirement to purchase not less than $112.5 million of RR 250 series gas turbine parts. As of March 31, 2003, we have purchased $75.7 million of RR T56 parts and $20.1 million of RR 250 parts. Based on our current plans and our sales and marketing activities, we expect to fulfill the remainder of these obligations in the ordinary course of business. We have no future contractual inventory purchase commitments beyond 2003 except those required under normal purchasing lead times. Both of the Rolls-Royce contracts continue to meet our revenue expectations. In addition, we expect the current sales levels under these contracts to continue into the foreseeable future.

In the first quarter of 2003, Aviall Services’ net sales were derived approximately 54% from government/military sales, 25% from general aviation/corporate sales and 21% from commercial airline sales. We are pursuing a number of opportunities; however, we do not have any immediate prospects that could represent an opportunity of the magnitude of the RR T56 contract in 2003 or beyond. Accordingly, our sales are unlikely to grow by a similar amount during the remainder of 2003.

While our revenue in the first quarter of 2003 increased by 50.0%, our selling and administrative expenses for the same period experienced only a 5.0% increase, including the allowance for doubtful accounts of $1.2 million. This continues to demonstrate our belief that Aviall Services and ILS are scalable businesses with significant portions of their expenses being relatively fixed in the short-term. This scalability produces positive results in a growing marketplace as evidenced by the impact of the RR T56 agreement.

In the commercial airline sector, Aviall Services has experienced reduced demand for parts, components and supplies, particularly in the U.S. and Europe. However, due to the addition of several OEM product lines to our commercial and general aviation product offerings and the increased flight activity of the U.S. military and foreign militaries, as well as Aviall Services’ RR T56 engine parts contract, we were able to more than offset the decreased demand for commercial aircraft parts with some new product line sales to commercial airlines and to a larger degree increased sales of general aviation and military aircraft parts, although at lower margins.

In 2002, ILS experienced a slight decrease in commercial airline-related subscribers. This decrease was partially offset by an increase in the number of government-related and general aviation/corporate subscribers. As a result, ILS has not experienced a material adverse impact on its business as a result of the economic downturn. This stability has been maintained during the first quarter of 2003. Additionally, the underlying demand trends for the ILS business offerings may be changing as a result of current economic conditions. We believe companies that would normally make investments in state-of-the-art technology will now look to ILS to provide many of the benefits without the typically large initial and recurring capital investment. ILS is continuing to develop, evolve and improve its electronic marketplace offerings to mitigate the prolonged effects of the economic downturn and to improve its competitiveness. However, to do this, it has to, among other things, adapt various software packages to meet the needs of its customers. The software packages are extremely complex and do not always provide the promised flexibility required by ILS’s customer base. Therefore, the deployment of the software requires significant alterations, which may cause ILS to incur unplanned, potentially significant costs.

FORWARD-LOOKING STATEMENTS

This current report on Form 8-K contains “forward-looking statements” concerning our business, operations and financial performance and condition. When we use the words “estimates,” “expects,” “forecasts,” “anticipates,” “projects,” “plans,” “intends,” “believes” and variations of such words or similar expressions in this current report on Form 8-K, we intend to identify forward-looking statements.

We have based our forward-looking statements on our current assumptions, expectations and projections about future events. We have expressed our assumptions, expectations and projections in good faith, and we believe there is a reasonable basis for them. However, we cannot assure you that our assumptions, expectations or projections will prove to be accurate.

A number of risks and uncertainties could cause our actual results to differ materially from the forward-looking statements contained in this current report on Form 8-K. Important factors that could cause our actual results to differ materially from the forward-looking statements are set forth in this offering memorandum, including the factors described under the heading “Risk Factors.” These risks, uncertainties and other important factors include, among others:

•	loss of key suppliers or significant customers;

•	termination or curtailment of material contracts;

•	changes in demand or prevailing market prices for the products and services we sell;

•	changes in economic conditions;

•	increased competition;

•	failure to realize anticipated benefits from our agreements;

•	changes in our business strategy;

•	changes in government regulations and policies;

•	limited operational flexibility due to our substantial leverage;

•	foreign currency fluctuations and devaluations in our foreign markets; and

•	foreign political instability and acts of war or terrorism.

Other factors may cause our actual results to differ materially from the forward-looking statements. These forward-looking statements speak only as of the date of this current report on Form 8-K and, except as required by law, we do not undertake any obligation to publicly update or revise our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVIALL, INC.

By:	/s/ Colin M. Cohen
Name: Colin M. Cohen Title: Vice President and Chief Financial Officer

Date: June 13, 2003